ALLIED ASSET ADVISORS FUNDS
AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 19th day of August, 2015, to the Distribution Agreement dated as of August 26, 2002, as amended August 16, 2006 and December 13, 2006, (the "Agreement"), is entered into by and among ALLIED ASSET ADVISOR FUNDS, a Delaware statutory trust (the “Trust”), ALLIED ASSET ADVISORS, INC., a Delaware corporation, (the “Adviser”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties desire to amend the fees of the Agreement; and

NOW THEREFORE, pursuant to Section 9, Paragraph B of the Agreement, the parties hereby amend the Agreement as follows:

Effective September 1, 2015, Exhibit B, the fee schedule of the Agreement is hereby superseded and replaced with Amended Exhibit B, the fee schedule attached hereto.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

ALLIED ASSET ADVISOR FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/Mohammad Basheeruddin	By: /s/James Schoenike

Name: Mohammad Basheeruddin	Name: James Schoenike

Title: Treasurer	Title: President

ALLIED ASSET ADVISORS, INC.

By: /s/Mohamad Nasir

Name: Mohamad Nasir

Title: General Manager

Amended Schedule B to the Distribution Agreement
Fees as of September 1, 2015

Regulatory Distribution Annual Services per Fund*
1basis point on average net assets

▪	Minimum annual fee $____ per fund

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪	$____ per communication piece for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter.
▪
$____  FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$____ for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$____  FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $50 per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪	$____ per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$____ per FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪	Design - $____ per fact sheet, includes first production
▪	Production - $____ per fact sheet per each production period
▪	All printing costs are out-of-pocket expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal
▪
Chief Compliance Officer Support Fee (Fund Complex)*
▪	$____ per year

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees other costs to fulfill regulatory requirements
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average
Fees are calculated pro rata and billed monthly.